August 2011 Filed pursuant to Rule 433 dated August 5, 2011 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 913 dated August 5, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + Indonesian rupiah + Malaysian ringgit + South Korean won
The Currency-Linked Participation Securities, which we refer to as the securities, offer investors the opportunity to receive a payment at maturity equal to the base redemption amount of $1,060 plus or minus an amount based on whether an equally-weighted basket of four currencies as a whole strengthens or weakens relative to the U.S. dollar, as determined on the valuation date.  At maturity, if the basket has appreciated or has depreciated but the basket performance is greater than –6%, investors will receive an amount greater than the stated principal amount of their investment.  If, however, at maturity, the basket has depreciated and the basket performance is equal to or less than –6%, the payment at maturity will be equal to or less, and possibly significantly less, than the $1,000 stated principal amount, subject to the minimum payment.  Investors may lose up to 94% of the stated principal amount of the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	August 12, 2011
Original issue date:	August 19, 2011 (5 business days after the pricing date)
Maturity date:	February 19, 2013
Aggregate principal amount:	$
Interest:	None
Basket:	Basket Currency	Weighting	Reference Source	Initial Exchange Rate
	Australian dollar (“AUD”)	25%	Reuters: WMRSPOT12
	Indonesian rupiah (“IDR”)	25%	Reuters: ABSIRFIX01
	Malaysian ringgit (“MYR”)	25%	Reuters: ABSIRFIX01
	South Korean won (“KRW”)	25%	Reuters: KFTC18
Payment at maturity:
Base redemption amount + ($1,000 x basket performance), subject to the minimum payment at maturity

If the basket performance is less than –6%, you will receive a payment at maturity that is less, and possibly significantly less, than the  stated principal amount of $1,000, subject to the minimum payment at maturity.  Under no circumstances will the payment due at maturity be less than $60 per security.

Base redemption amount:	$1,060 per security
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Maximum payment at maturity:	None
Minimum payment at maturity:	$60 per security (6% of the stated principal amount).
Currency performance:
With respect to AUD:
1 – (initial exchange rate / final exchange rate)

With respect to IDR, MYR, KRW:
1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the Securities at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:
With respect to AUD: the rate of conversion of U.S. dollars into one unit of the Australian dollar, as determined by reference to the applicable reference source described herein.
With respect to MYR, KRW, IDR: the rate of conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

Valuation date:	February 13, 2013, subject to adjustment for non-currency business days.
CUSIP / ISIN:	617482SC9/US617482SC95
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)		Proceeds to Issuer
Per securities	100%	%		%
Total	$	$		$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of        % for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of        % of the stated principal amount per security, and the placement agent will forgo any fees with respect to such sales.

(2)
For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” on page 9 and “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Preliminary Pricing Supplement No. 913 dated August 5, 2011
Prospectus Supplement dated December 23, 2008	Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley	JPMorgan Placement Agent

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Investment Overview
Currency-Linked Participation Securities

The Currency-Linked Participation Securities due February 19, 2013, Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar (the “securities”) offer investors the opportunity to receive a payment at maturity equal to the base redemption amount of $1,060 plus or minus an amount based on whether an equally-weighted basket of four currencies as a whole strengthens or weakens relative to the U.S. dollar, as determined on the valuation date, subject to the minimum payment.  You could lose up to 94% of your initial investment.

If, on the valuation date, the basket as a whole has strengthened relative to the U.S. dollar or has weakened but the basket performance is greater than –6%, the payment at maturity will be greater than the $1,000 stated principal amount (e.g. a basket performance of –1% will return the base redemption amount of $1,060 + ($1,000 x –1%), which is equal to $1,050 per security at maturity).

If, however, the basket has weakened relative to the U.S. dollar such that the basket performance is –6% or less, the payment at maturity will be equal to or less, and possibly significantly less, than the $1,000 stated principal amount, subject to the minimum payment (e.g. a basket performance of –10% will return the base redemption amount of $1,060 + ($1,000 x –10%), which is equal to $960 per security at maturity).

The securities do not pay interest, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 18 months
Payment at maturity:	(a) base redemption amount of $1,060 plus (b) $1,000 x the basket performance Under no circumstances will the payment due at maturity be less than $60 per security.
Basket performance:
Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formula:

With respect to AUD:
1 – (initial exchange rate / final exchange rate) x weighting

With respect to IDR, MYR, KRW:
1 – (final exchange rate / initial exchange rate) x weighting

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Do Currency Exchange Rates Work?” and “Hypothetical Payouts on the Securities at Maturity –– Example 2.”

Maximum payment at maturity:	None
Minimum payment at maturity:	$60 per security (6% of the stated principal amount).
Interest:	None

August 2011	Page 2

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Basket Overview

The basket is an equally-weighted basket of four currencies.

Basket Information as of August 4, 2011
Basket Currency	Weighting	Quotation Convention	Reuters Page
Australian dollar (“AUD”)	25%	# USD / 1 AUD	WMRSPOT12
Indonesian rupiah (“IDR”)	25%	# IDR / 1 USD	ABSIRFIX01
Malaysian ringgit (“MYR”)	25%	# MYR / 1 USD	ABSIRFIX01
South Korean won (“KRW”)	25%	# KRW / 1 USD	KFTC18

Historical Basket Performance January 1, 2006 to August 4, 2011
The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2006 through August 4, 2011 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the securities.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

August 2011	Page 3

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The Australian dollar

The exchange rate for AUD is expressed as the number of units of U.S. dollar per one Australian dollar.  As a result, an increase in the exchange rate for the Australian dollar means that this currency has appreciated/strengthened relative to the U.S. dollar.  This means that it takes more units of the U.S. dollar to purchase one (1) AUD on the valuation date than it did on the pricing date.  An exchange rate of 1.50 reflects a strengthening of the AUD, relative to the USD, as compared to an exchange rate of 1.10.  The currency performance for AUD, which is used to calculate the payment at maturity, is expressed as 1 – (initial exchange rate / final exchange rate).

➢        In this example, the Australian dollar strengthens from the initial exchange rate of 1.10 to the final exchange rate of 1.2222, resulting in the currency performance of 1 – (1.10/1.2222) = approximately 10%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
1.10	1.2222

Conversely, a decrease in the exchange rate for AUD means that this currency has depreciated/weakened relative to the U.S. dollar.  This means that it takes fewer units of the U.S. dollar to purchase one (1) AUD on the valuation date than it did on the pricing date.

➢        In this example, the Australian dollar weakens from the initial exchange rate of 1.10 to the final exchange rate of 0.7333, resulting in the currency performance of 1 – (1.10/0.7333) = approximately –50%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
1.10	0.7333

Indonesian rupiah, Malaysian ringgit and South Korean won

The manner of expressing the exchange rate for each of IDR, MYR and KRW differs from AUD as for these currencies, the exchange rate is expressed as the number of units of the relevant currency per one U.S. dollar.  As a result, a decrease in the exchange rate for one of these currencies means that the relevant basket currency has appreciated/strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Because the exchange rate for IDR, MYR and KRW is expressed differently than AUD, the currency performance for IDR, MYR and KRW is expressed as 1 – (final exchange rate / initial exchange rate).

➢        In this example, the Indonesian rupiah strengthens from the initial exchange rate of 8,500 to the final exchange rate of 7,650, resulting in the currency performance of 1 – (7,650/8,500) = 10%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	7,650

➢        In this example, the Indonesian rupiah strengthens to the fullest extent possible from the initial exchange rate of 8,500 to the final exchange rate of 0.850 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.850/8,500) = approximately 99.99%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	0.850

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the example below.

Conversely, an increase in the exchange rate for IDR, MYR, KRW means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

August 2011	Page 4

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

➢       In this example, the Indonesian rupiah weakens from the initial exchange rate of 8,500 to the final exchange rate of 12,750, resulting in the currency performance of 1 – (12,750/8,500) = –50%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	12,750

➢        In this example, the Indonesian rupiah is severely devalued and weakens from the initial exchange rate of 8,500 to the final exchange rate of 68,000, resulting in the currency performance of 1 – (68,000/8,500) =

–700%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	68,000

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that so that the basket performance is negative and you only receive the minimum payment at maturity.

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

August 2011	Page 5

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Key Investment Rationale

Exposure to currencies is a component of asset class diversification.  Investors who believe they have underweight exposure to the currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the securities to gain exposure to the basket currencies.

Investors will receive a payment at maturity based on 100% participation in the upside and downside performance of the basket relative to the U.S. dollar, which is added to, or subtracted from, the base redemption amount of $1,060 per security.

If the basket performance is less than –6%, you will receive at maturity an amount that is less than the stated principal amount of $1,000, but under no circumstances will the payment due at maturity be less than the minimum payment at maturity $60 per security.

Access	▪	Exposure to an equally-weighted basket of four currencies valued relative to the U.S. dollar and diversification of underlying asset class exposure.

Upside Scenarios	▪ ▪
The basket performance is positive and, at maturity, the securities redeem for an amount greater than $1,060 (106%) per security.
The basket performance is negative but greater than –6% and, at maturity, the securities redeem for an amount that is greater than the stated principal amount of $1,000 but less than $1,060 per security.

Downside Scenario	▪
The basket performance is less than –6% and, at maturity, the securities redeem for an amount that is less, and possibly significantly less than $1,000 stated principal amount.  Under no circumstances will the payment due at maturity be less than the minimum payment at maturity of $60 per security.

Summary of Selected Key Risks (see page 14)

▪	94% of the stated principal amount is at risk.

▪	No interest payments.

▪	The securities are subject to currency exchange risk.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other. Moreover, due to the currency performance formula, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the securities will be influenced by many unpredictable factors.

▪	Investing in the securities is not equivalent to investing directly in the basket currencies.

▪	As three of the four basket currencies are emerging markets currencies, the basket\ is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities.

▪	Even though currencies trade around the clock, the securities will not.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

August 2011	Page 6

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment at maturity of only 6% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the U.S. dollar on the valuation date.  Under no circumstances will the payment due at maturity on the securities be less than $60 per security.  The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August 12, 2011	August 19, 2011 (5 business days after the pricing date)	February 19, 2013, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples of $1,000 thereafter
Interest:	None
Basket:	Basket Currency	Weighting	Reference Source
	Australian dollar (“AUD”)	25%	Reuters: WMRSPOT12
	Indonesian rupiah (“IDR”)	25%	Reuters: ABSIRFIX01
	Malaysian ringgit (“MYR”)	25%	Reuters: ABSIRFIX01
	South Korean won (“KRW”)	25%	Reuters: KFTC18
Payment at maturity:
Base redemption amount + ($1,000 x basket performance), subject to the minimum payment at maturity

If the basket performance is less than –6%, you will receive a payment at maturity that is less, and possibly significantly less, than the $1,000 stated principal amount. However, under no circumstances will the payment due at maturity be less than $60 per security.

Base Redemption Amount:	$1,060 per security
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than –6% and your payment at maturity may be less than the stated principal amount of $1,000.

Please see “Hypothetical Payouts on the Securities at Maturity” beginning on page 11 for full examples of how to calculate the basket performance at maturity.

Maximum payment at maturity:	None
Minimum payment at maturity:	$60 per security (6% of the stated principal amount). The actual minimum payment at maturity will be determined on the pricing date.
Currency performance:
With respect to AUD:
1 – (initial exchange rate / final exchange rate)
With respect to IDR, MYR, KRW:
1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Do Currency Exchange Rates Work?” and “Hypothetical Payouts on the securities at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Exchange rate:
With respect to AUD: the rate of conversion of U.S. dollars into one unit of such basket currency, as determined by reference to the applicable reference source described herein.
With respect to MYR, KRW, IDR: the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

Valuation date:	February 13, 2013, subject to adjustment for non-currency business days.
Risk factors:	Please see “Risk Factors” beginning on page 14.

August 2011	Page 7

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482SB1
ISIN:	US617482SB13
Minimum ticketing size:	$10,000 / 10 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although, under current law, the issuer intends to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange, and

▪
upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Because the payment on the securities is linked to multiple foreign currencies, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars

August 2011	Page 8

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Supplemental information regarding plan of distribution; conflicts of interest:
Morgan Stanley & Co. LLC (“MS & Co.”) will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC a fixed sales commission that will not exceed 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of              % of the stated principal amount per security, and the placement agent will forgo any fees with respect to such sales.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2011	Page 9

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical basket performances and illustrates the effect of the base redemption amount of $1,060.  If the basket performance is less than –6% due to declines in the basket currencies relative to the U.S. dollar, investors will lose money on their investment in the securities. See “Risk Factors—The securities are subject to currency exchange risk.” and “—Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.”

Currency-Linked Participation Securities Payoff Diagram

The Basket
The Securites
Payment at Maturity on the Securities
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$60
$0
$1,000 Stated Principal Amount
$1,060 Base Redemption Amount
$60 Minimum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
-6%
0%
20%
40%
60%
80%
100%
Basket Performance

August 2011	Page 10

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payouts on the Securities at Maturity

Below are three examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  The actual initial exchange rates and the participation rate will be determined on the pricing date and the final exchange rates will be determined on the valuation date.  All payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

The exchange rates for each of the basket currencies are expressed as, (1) with respect to AUD, the number of units of the U.S. dollar with respect to this basket currency and (2) with respect to IDR, MYR, KRW, the number of units of the applicable basket currency per U.S. dollar.

For AUD, an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

For IDR, MYR, KRW, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The basket has appreciated relative to the U.S. dollar and the basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
AUD	25%	1.1	1.222	10%
IDR	25%	8,500	7,650	10%
MYR	25%	2.95	2.655	10%
KRW	25%	1,050	945	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Initial AUD exchange rate / Final AUD exchange rate)]  x  25%, plus

[1 – (Final IDR exchange rate / Initial IDR exchange rate)]  x  25%, plus

 [1 – (Final MYR exchange rate / Initial MYR exchange rate)]  x  25% plus

[1 – (Final KRW exchange rate / Initial KRW exchange rate)]  x  25%

So, using the hypothetical exchange rates above:

[1 – (1.1 / 1.222)] x 25% = 2.5%, plus

[1 – (7,650 / 8,500)] x 25% = 2.5%, plus

[1 – (2.655/ 2.95)] x 25% = 2.5%, plus

[1 – (945 / 1,050)] x 25% = 2.5%

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Basket performance    =           10%

Payment at maturity    =           base redemption amount + (1,000 x basket performance)

=           $1,060 + ($1,000  x  10% )

=           $1,160

The payment at maturity per security will be the base redemption amount of $1,060 plus $100.

Example 2:  The basket performance is less than –6%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
AUD	25%	1.1	0.1375	–700%
IDR	25%	8,500	0.8500	99.999%
MYR	25%	2.95	0.0003	99.999%
KRW	25%	1,050	0.1050	99.999%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.1 / 0.1375)] x 25% = –175.00%, plus

[1 – (0.8500 / 8,500)] x 25% = approximately 25.00%, plus

[1 – (0.0003 / 2.95] x 25% = approximately 25.00%, plus

[1 – (0.1050 / 1,050)] x 25% = approximately 25.00%

Basket performance    =           –100%

Payment at maturity    =           base redemption amount + (1,000 x basket performance)

=           $1,060 + ($1,000  x –100% )

=           $60

Because the basket performance is –100%,  the payment at maturity will equal the minimum payment of $60.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the securities as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, even though three of the four basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the severe devaluation of the fourth basket currency more than offsets the appreciation of the other three basket currencies and the investor receives only the minimum payment of $60 per security at maturity.

Please review the table of the historical exchange rates of each of the basket currencies against the U.S. dollar for each calendar quarter in the period from January 1, 2006 through August 4, 2011 and related graphs.  Please also review the graph of the historical performance of the equally-weighted basket for the same period in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the basket performance, determined as follows:

Base redemption amount + ($1,000    x    basket performance)

$1,060 + (1,000     x    sum of the currency performance values)

Currency performance value  = Currency performance x weighting

Currency performance  =

With respect to AUD:
1 – (initial exchange rate / final exchange rate)

With respect to IDR, MYR, KRW:
1 – (final exchange rate / initial exchange rate)

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside.

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Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances.  The securities are not secured debt and investing in the securities is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

▪
Securities do not pay interest and provide for a minimum payment at maturity of only 6% of your principal.  The terms of the securities differ from those of ordinary debt securities in that they do not pay interest and provide for a minimum payment at maturity of only 6% of the stated principal amount.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the securities may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than –6%, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each securities by an amount proportionate to the decline in the basket performance below 6%, subject to the minimum payment at maturity.  Accordingly, you could lose up to 94% of your initial investment and only receive the minimum payment of $60 per security.

▪
The securities are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor could lose a significant amount or all of its initial investment.  For an explanation of this possibility and how the currency performance is calculated, see “How Do Currency Exchange Rates Work?” on page 4 and “Hypothetical Payouts on the Securities at Maturity –– Example 2” on page 12.

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You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 19 below and “Basket Overview” on page 3 above.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount that exceeds the stated principal amount of the securities.  If the basket performance is less than –6%, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the securities.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley's ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

▪
Investing in the securities is not equivalent to investing directly in the basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

▪
As three of the four basket currencies are emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  As three of the four basket currencies are emerging markets currencies, there is an increased risk of significant adverse fluctuations in the performance of the underlying basket. Currencies of emerging economies are of less developed and less stable economies and are often subject to more frequent and larger central bank interventions than the currencies of developed countries.

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Such currencies are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.  For special risks related to each of the emerging market currencies, please see the following descriptions:

Indonesian rupiah
The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

Malaysian ringgit
The exchange rate between the Malaysian ringgit and the U.S. dollar is primarily affected by the supply and demand for the two currencies but is also heavily influenced by the actions of the central bank of Malaysia, Bank Negara Malaysia (“BNM”).  The Malaysian ringgit was heavily impacted by the Asian financial crisis of 1997-98.  In the wake of the market driven devaluation, the Malaysian government announced that it would peg the Malaysian ringgit to the U.S. dollar.  This peg remained in place until July 2005 when, following a similar announcement by the government of China related to the renminbi, the Malaysian government announced it was removing the peg and would allow the Malaysian ringgit to operate in a managed float.   The BNM monitors the exchange rate for the Malaysian ringgit against a basket of currencies.  The components of the basket are not disclosed.  Factors that might affect the Malaysian government’s policy with respect to the Malaysian ringgit include the extent of Malaysia’s foreign currency reserves, the monetary policy of neighboring regional powers such as China, the balance of payments, the extent of governmental surpluses and deficits, the size of Malaysia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Malaysia may be subject.

South Korean won
The exchange rate between the South Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the South Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the South Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the South Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the South Korean won and the U.S. dollar.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be

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affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

▪
Even though currencies trade around the clock, the securities will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options

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contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not provide for the return of principal.  Alternatively, it is possible that a U.S. Holder may be required to “mark-to-market” the securities and recognize gain or loss at the close of each taxable year for which it holds the securities as if the securities were sold for their fair market value on the last day of such taxable year.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2006 through August 4, 2011.  The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar during the period from January 1, 2006 through August 4, 2011.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the securities so that you will receive a payment at maturity that exceeds the stated principal amount of the securities.

AUD (# USD/ 1 USD)	High	Low	Period End
2006
First Quarter	0.7582	0.7050	0.7165
Second Quarter	0.7759	0.7158	0.7421
Third Quarter	0.7712	0.7419	0.7461
Fourth Quarter	0.7910	0.7422	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8614	0.9131
Second Quarter	0.9629	0.9072	0.9586
Third Quarter	0.9794	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7027
2009
First Quarter	0.7233	0.6300	0.6913
Second Quarter	0.8209	0.6966	0.8064
Third Quarter	0.8828	0.7786	0.8828
Fourth Quarter	0.9369	0.8652	0.8977
2010
First Quarter	0.9318	0.8646	0.9172
Second Quarter	0.9351	0.8104	0.8408
Third Quarter	0.9697	0.8393	0.9671
Fourth Quarter	1.0233	0.9588	1.0233
2011
First Quarter	1.0329	0.9803	1.0291
Second Quarter	1.0971	1.0329	1.0722
Third Quarter (through August 4, 2011)	1.1020	1.0464	1.0464

Australian dollar January 1, 2006 through August 4, 2011 (expressed as units of USD per 1 AUD)

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IDR (# IDR / USD)	High	Low	Period End
2006
First Quarter	9,815	9,045	9,070
Second Quarter	9,495	8,703	9,263
Third Quarter	9,295	9,045	9,223
Fourth Quarter	9,228	8,995	8,995
2007
First Quarter	9,255	8,973	9,136
Second Quarter	9,125	8,675	9,045
Third Quarter	9,480	9,000	9,150
Fourth Quarter	9,433	9,053	9,393
2008
First Quarter	9,458	9,060	9,229
Second Quarter	9,355	9,189	9,228
Third Quarter	9,506	9,073	9,506
Fourth Quarter	12,650	9,478	11,120
2009
First Quarter	12,100	10,805	11,700
Second Quarter	11,595	9,930	10,208
Third Quarter	10,293	9,658	9,665
Fourth Quarter	9,665	9,340	9,404
2010
First Quarter	9,428	9,090	9,100
Second Quarter	9,378	9,008	9,074
Third Quarter	9,071	8,908	8,908
Fourth Quarter	9,048	8,890	8,996
2011
First Quarter	9,073	8,708	8,711
Second Quarter	8,696	8,513	8,579
Third Quarter (through August 4, 2011)	8,578	8,464	8,502

Indonesian rupiah January 1, 2006 through August 4, 2011 (expressed as units of IDR per USD)

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MYR (# MYR / USD)	High	Low	Period End
2006
First Quarter	3.7790	3.6831	3.6831
Second Quarter	3.6875	3.5765	3.6745
Third Quarter	3.6950	3.6415	3.6880
Fourth Quarter	3.6955	3.5270	3.5270
2007
First Quarter	3.5215	3.4527	3.4581
Second Quarter	3.4835	3.3870	3.4545
Third Quarter	3.5150	3.4026	3.4090
Fourth Quarter	3.4135	3.3115	3.3115
2008
First Quarter	3.3113	3.1585	3.1934
Second Quarter	3.2761	3.1320	3.2665
Third Quarter	3.4710	3.2186	3.4375
Fourth Quarter	3.6400	3.4363	3.4675
2009
First Quarter	3.7280	3.4660	3.6475
Second Quarter	3.6475	3.4715	3.5191
Third Quarter	3.5975	3.4615	3.4615
Fourth Quarter	3.4790	3.3605	3.4265
2010
First Quarter	3.4440	3.2638	3.2638
Second Quarter	3.3630	3.1825	3.2365
Third Quarter	3.2333	3.0846	3.0874
Fourth Quarter	3.1635	3.0635	3.0635
2011
First Quarter	3.0790	3.0253	3.0265
Second Quarter	3.0640	2.9610	3.0198
Third Quarter (through August 4, 2011)	3.0323	2.9390	2.9794

Malaysian ringgit January 1, 2006 through August 4, 2011 (expressed as units of MYR per USD)

August 2011	Page 21

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

KRW (# KRW / USD)	High	Low	Period End
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.90	942.00	946.25
Fourth Quarter	963.90	913.92	929.70
2007
First Quarter	951.35	926.15	940.80
Second Quarter	937.33	922.45	923.90
Third Quarter	950.50	913.95	915.28
Fourth Quarter	943.65	900.75	935.37
2008
First Quarter	1,029.20	935.75	990.30
Second Quarter	1,049.49	973.75	1,046.05
Third Quarter	1,206.85	1,002.70	1,206.85
Fourth Quarter	1,514.00	1,187.55	1,259.55
2009
First Quarter	1,570.65	1,259.55	1,383.10
Second Quarter	1,379.75	1,233.20	1,273.80
Third Quarter	1,316.50	1,178.05	1,178.05
Fourth Quarter	1,195.90	1,152.93	1,164.00
2010
First Quarter	1,171.88	1,119.95	1,131.30
Second Quarter	1,252.28	1,103.80	1,221.80
Third Quarter	1,228.75	1,140.20	1,140.20
Fourth Quarter	1,159.63	1,107.33	1,126.00
2011
First Quarter	1,135.13	1,096.93	1,110.25
Second Quarter	1,101.45	1,065.23	1,067.65
Third Quarter (through August 4, 2011)	1,066.65	1,049.97	1,061.70

South Korean won January 1, 2006 through August 4, 2011 (expressed as units of KRW per USD)

August 2011	Page 22